Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-269610) of our report dated March 1, 2023, which includes an explanatory paragraph relating to Nuburu, Inc.’s ability to continue as a going concern, relating to the financial statements of Nuburu Subsidiary, Inc. (f/k/a Nuburu, Inc.), which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 13, 2023